                                                                    Exhibit D(6)

                             NOTE PURCHASE AGREEMENT

         THIS NOTE PURCHASE AGREEMENT (this "AGREEMENT") dated as of _______ __, 2002, is by and among Syngistix, Inc., a Delaware corporation (the "COMPANY") with principal offices at 5340 South Quebec Street, Suite 300, Englewood, Colorado 80111, and the parties listed on the attached SCHEDULE 1 (each, a "PURCHASER" and collectively, the "PURCHASERS").

                                    RECITALS

         A. The Company has authorized the sale of $10,000,000 in principal amount of its secured notes (each, a "NOTE" and collectively, the "NOTES").

         B. Each Purchaser wishes to purchase a Note with a principal amount as set forth opposite such Purchaser's name on the attached SCHEDULE 1, on the terms and subject to the conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the above recitals and the mutual covenants contained herein, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         The following terms shall have the meanings indicated whenever used herein:

         "CHARTER DOCUMENTS" shall mean the Company's Certificate of Incorporation, any certificate of designation and Bylaws, together with all amendments to any of the foregoing.

         "CITRUS" shall mean Citrus Merger Corp., a Florida corporation and a wholly-owned subsidiary of the Company.

         "COMMON STOCK" shall mean the common stock of the Company, par value $0.0001 per share.

         "EVENT OF DEFAULT" shall mean the occurrence of an event of default under any Note or an event of default under the Security Agreement, which shall in each case also be an event of default hereunder.

         "MERGER AGREEMENT" shall mean that certain Agreement and Plan of Merger by and among the Company, Citrus and the Target setting forth the terms and conditions of the Target Acquisition.

         "PREFERRED STOCK" shall mean any series of preferred stock of the Company, par value $0.0001 per share, including, without limitation, the

Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and any other future series of preferred stock created by the Company.

         "PURCHASER" shall mean each of the persons identified on the attached
SCHEDULE 1 and any such person who is assigned a Note or any portion thereof.

         "REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement dated as of June 13, 2001, by and among the Company, the Purchasers and the other parties thereto.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "STOCKHOLDERS AGREEMENT" shall mean the Stockholders Agreement dated as of June 13, 2001, by and among the Company, the Purchasers and the other parties thereto.

         "TARGET" shall mean Ecometry Corporation, a Florida corporation.

         "TARGET ACQUISITION" shall mean the acquisition of all of the capital stock of the Target by the Company pursuant to a reverse subsidiary merger whereby Citrus merges with and into the Target pursuant to the Merger Agreement.

         "TERM" shall mean the period of time commencing on the date of issuance of the Notes and ending at 5:00 p.m. Mountain Time on the date three years following the date of issuance of the Notes.

                                   ARTICLE II
                                    THE NOTES

         Section 2.01. PURCHASE AND SALE OF THE NOTES. Subject to the terms and conditions of this Agreement, each Purchaser agrees, severally, to purchase at Closing (as defined below) from the Company and the Company agrees to issue and sell to each such Purchaser, a Note with a principal amount equal to the principal amount listed opposite each such Purchaser's name on the attached
SCHEDULE 1 and in substantially the form of the Note attached hereto as EXHIBIT
A.

         Section 2.02. CLOSING. The closing of the purchase and sale of the Notes (the "CLOSING") shall take place at the offices of Cooley Godward LLP, 380 Interlocken Crescent, Suite 900, Broomfield, CO 80021 on the date following the satisfaction or waiver of the closing conditions set forth in Article III and
Article IV of this Agreement (the "CLOSING DATE"), or at such other place, time and date as may be mutually agreed upon by the Purchasers and the Company. At the Closing, the Company shall deliver to each Purchaser an executed Note, and each Purchaser shall deliver to the Company the principal amount of such Purchaser's Note in immediately available funds.

         Section 2.03. DEFERRED ORIGINATION FEE. In addition to the interest that the Company shall pay as set forth in the Notes, the Company shall pay to each Purchaser a deferred origination fee equal to 3% of the principal amount of such Purchaser's Note. Such deferred origination fee shall be due and payable by the Company to each Purchaser, including interest thereon, on the maturity date of such Purchaser's Note.

                                   ARTICLE III
                   CONDITIONS TO THE OBLIGATIONS OF PURCHASERS

         The obligation of each Purchaser to purchase and pay for such Purchaser's Note is subject to the satisfaction, on or before the Closing Date, of the following conditions:

         Section 3.01. APPROVAL. The board of directors and stockholders of the Company, to the extent required, shall have approved the execution, delivery and performance of this Agreement, the Notes and the Security Agreement (as defined below), and the transactions contemplated hereby and thereby, in accordance with the provisions of all applicable laws and regulations, the Charter Documents and the terms of all material contracts and agreements to which the Company or its stockholders are parties.

         Section 3.02. CONSENTS AND APPROVALS. All consents, approvals and actions of, filings with and notices to any governmental authority or any other public or private third parties necessary or appropriate to consummate the Closing and the other matters contemplated hereby shall have been obtained (except for such as may be properly obtained subsequent to the Closing in the reasonable opinion of the Purchasers).

         Section 3.03. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Company in Article V of this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

         Section 3.04. EVENT OF DEFAULT. No Event of Default or event which with the passing of time or giving of notice would constitute an Event of Default shall have occurred and be continuing as of Closing or will result from the purchase of the Notes or the Company's performance of its obligations hereunder.

         Section 3.05. GRANT OF A SECURITY INTEREST. The Company shall have executed and delivered to the Purchasers the Security Agreement granting the Purchasers a perfected first priority security interest in all of the Company's assets, substantially in the form of the security agreement attached hereto as EXHIBIT B (the "SECURITY AGREEMENT"). The Company shall have (a) executed all financing statements and (b) taken all other actions reasonably requested by the Purchasers necessary to perfect the Purchasers' security interest in the Company's assets.

         Section 3.06. PREEMPTIVE RIGHTS WAIVER. The Company shall have received a waiver of any applicable preemptive rights, rights of first refusal and similar rights in connection with the issuance of the Notes hereunder, unless such rights have been exercised by the parties holding such rights or such rights have expired prior to Closing.

         Section 3.07. TARGET ACQUISITION. The Target Acquisition shall have closed, and, in connection with therewith, all conditions to the obligation of the Company to consummate the Target Acquisition set forth in Section 6.3 of the Merger Agreement shall have been fulfilled at or prior to the closing thereof.

         Section 3.08. SBIC MATTERS. The Company shall deliver to The Roser Partnership III, SBIC LP a letter, in substantially the form of the letter attached hereto as EXHIBIT C, relating to the Company's compliance with certain matters related to investments in the Company by a small business investment company that is licensed by the U.S. Small Business Administration.

         Section 3.09. DELIVERIES. The Company shall have delivered to Purchasers the following:

                  (a) a certificate, as of the most recent practical date, of the Secretary of State of the State of Delaware as to the Company's good standing and a certificate, as of the most recent practical date, of the Secretary of State of each jurisdiction where the Company is qualified to do business as to the Company's good standing in such jurisdiction;

                  (b) a certificate of the Secretary of the Company dated as of the Closing Date, certifying (i) the incumbency and specimen signatures of all officers of the Company executing the Financing Documents (as defined below) on behalf of the Company and all other documents executed and delivered in connection therewith and a certification of another officer of the Company as to the incumbency and signature of the Secretary of the Company; (ii) that attached thereto is a true, correct and complete copy of the Company's Certificate of Incorporation, in effect as of the Closing Date; (iii) that attached thereto is a true, correct and complete copy of the Company's Bylaws, in effect as of the Closing Date; and (iv) that attached thereto is a true, correct and complete copy of the resolutions or consents of the board of directors of the Company authorizing and approving the transactions contemplated by the Financing Documents; and

                  (c) a certificate of the Chief Executive Officer of the Company dated as of the Closing Date, certifying the fulfillment of all of the conditions to Purchasers' obligations under this Agreement, as set forth in this
Article III.

                                   ARTICLE IV
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

         The obligation of the Company to issue each Purchaser a Note is subject to the satisfaction, on or before the Closing Date, of the following condition:

         Section 4.01. REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Article VI shall be true and correct in all material respects on and as of the Closing

Date with the same effect as though such representations and warranties had been made on and as of such date.

         Section 4.02. THIRD PARTY CONSENTS AND APPROVALS. All consents, approvals and actions of, filings with and notices to any governmental authority or any other public or private third parties to consummate the Closing and the other matters contemplated hereby shall have been obtained.

         Section 4.03. TARGET ACQUISITION. The Target Acquisition shall have closed, and, in connection with therewith, all conditions to the obligation of the Company to consummate the Target Acquisition set forth in Section 6.3 of the Merger Agreement shall have been fulfilled at or prior to the closing thereof.

                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth on the "Schedule of Exceptions" attached hereto as EXHIBIT D, the Company represents and warrants, which representations and warranties shall survive the execution and delivery hereof, to each Purchaser as follows:

         Section 5.01. ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the assets, liabilities, financial condition or operations of the Company (a "Material Adverse Effect"). The Company has the corporate power and authority to carry on the business of the Company as now conducted and as proposed to be conducted. Except as set forth in SCHEDULE 5.01, the Company does not own, directly or indirectly, any equity or other ownership interest in any other corporation, limited partnership, limited liability company or other entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

         Section 5.02. CAPITALIZATION. Immediately prior to the Closing, the authorized capital stock of the Company shall consist of (a) ____________ shares of Common Stock, of which ______________ shares will be issued and outstanding; and (b) ________________ shares of Preferred Stock, (i) _____________ shares of which will be designated Series A Convertible Preferred Stock, of which _________________ shares will be issued and outstanding and (ii) shares of which will be designated Series B Convertible Preferred Stock, none of which shares will be issued and outstanding. The capitalization of the Company and the ownership of the issued shares of capital stock of the Company as of the Closing Date are set forth on the attached SCHEDULE 5.02. All of the issued and outstanding shares of the Company's capital stock have been duly authorized, validly issued, fully paid and non-assessable. All of the issued and outstanding shares of the Company's capital stock have been issued in accordance with all Federal and state securities laws. Except as set forth on the attached SCHEDULE
5.02 and as contemplated by the Financing Documents, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to the capital stock of the Company, pursuant to which the Company is or may become obligated to issue and sell shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company.

         Section 5.03. AUTHORIZATION, ENFORCEABILITY AND PREEMPTIVE RIGHTS. All corporate action on the part of the Company, board of directors and officers necessary for the authorization, execution and delivery of this Agreement, the Notes, and the Security Agreement (collectively, the "FINANCING DOCUMENTS") and the performance of all of the Company's obligations under the Financing Documents, including, but not limited to, the sale and issuance of the Notes and the grant of a security interest in all of the Company's assets, has been taken or will be taken prior to the Closing. The Financing Documents, when executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as limited by (a) laws of general application relating to specific performance, injunctive relief or other equitable remedies, and (b) applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors' rights generally. The sale and issuance of the Notes is not and will not be subject to any preemptive rights, rights of first refusal or similar rights that have not been properly waived or complied with.

         Section 5.04. COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation or default of any term of the Charter Documents, any agreements between or among the stockholders of the Company or any contract or agreement or any provision of any contract or agreement or other restriction of any kind to which the Company is a party or by which it is bound or to which its properties or assets are subject, other than violations or defaults that have either been waived or in the aggregate do not and will not have a Material Adverse Effect on the Company. Neither the execution, delivery or performance of the Financing Documents nor the consummation of any of the transactions contemplated thereby, including, but not limited to, the sale and issuance of the Notes and the grant of a security interest in all of the Company's assets, (a) will result in any violation of the Charter Documents or any agreements between or among the stockholders of the Company; (b) will violate or conflict with or result in a default under any contract or agreement or any provision of any contract or agreement or other restriction of any kind to which the Company is a party or by which it is bound or to which its properties or assets are subject, other than violations or conflicts that have either been waived or in the aggregate do not and will not have a Material Adverse Effect on the Company; (c) will cause any acceleration of maturity of any obligation or loan to which the Company is a party or by which it is bound or with respect to which it is an obligor or guarantor; (d) will result in the creation or imposition of any lien, claim, charge, restriction or encumbrance of any kind whatever, other than in favor of a Purchaser, upon or give to any other person any interest or right, including any right of termination or cancellation, in or with respect to any of the material properties, assets, business, agreements or contracts of the Company; or (e) to the Company's knowledge, will conflict with or constitute a violation of any provision of local, state, federal or foreign law, rule or regulation, other than conflicts or violations that in the aggregate do not and will not have a Material Adverse Effect on the Company.

         Section 5.05. FINANCIAL STATEMENTS.

                  (a) The Company has delivered to the Purchasers its audited balance sheet as of December 31, 2000 and its statements of operations, cash flows and changes in stockholders' equity for the period then ended (the "Audited Financial Statements"). Except for any exceptions reflected in the Arthur Andersen LLP audit report, the Audited Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such date and the results of operations of the Company for such period, are correct and complete in all material respects and are consistent with the books and records of the Company (which books and records are correct and complete).

                  (b) The Company has delivered to the Purchasers its unaudited balance sheet as of December 31, 2001 (the "Unaudited Balance Sheet") and its unaudited statements of income and cash flows for the fiscal year then ended (together with the Unaudited Balance Sheet, the "Unaudited Financial Statements"). The Unaudited Balance Sheet fairly presents in all material respects the financial position of the Company as of its date, and the other statements included in the Unaudited Financial Statements fairly present in all material respects the results of operations and cash flows, as the case may be, of the Company for the periods therein set forth, in each case in accordance with generally accepted accounting principles except as otherwise stated therein and except for the omission of footnote disclosures and, to the extent consistent with generally accepted accounting principles, normally recurring year-end audit adjustments; PROVIDED that the Unaudited Financial Statements may include alternative accounting treatment for certain previously acquired intangible assets and for the capitalization of certain software assets.

                  (c) The Company has no material liabilities not disclosed in the Financial Statements, except current liabilities incurred in the ordinary course of business subsequent to December 31, 2001, which, either in any individual case or in the aggregate, have not and will not have a Material Adverse Effect on the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor of any indebtedness of any other entity or person.

         Section 5.06. ASSETS. The Company has good and marketable title to its owned properties and assets, including the properties and assets reflected in the Financial Statements, and good leasehold title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) liens resulting from current taxes not yet due and payable, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (c) those that have otherwise arisen in the ordinary course of business. The Company does not own any real property.

         Section 5.07. INTELLECTUAL PROPERTY. To the best of its knowledge, the Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes

(collectively, the "INTELLECTUAL PROPERTY") necessary to its business as now conducted, without any known infringement of the rights of others. Except as set forth in SCHEDULE 5.07, there are no outstanding options, licenses, or agreements of any kind relating to the Company's Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products. To the Company's knowledge, no product or service marketed or sold, or currently proposed to be marketed or sold, and no Intellectual Property rights licensed or currently proposed to be licensed by the Company, violates or infringes, or will violate or infringe, any license or Intellectual Property rights of a third party. The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed, would violate any Intellectual Property of any other person or entity, and, the Company has no knowledge of any basis therefor. To the Company's knowledge, at no time during the conception or reduction to practice of any of the Company's Intellectual Property was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any governmental entity or agency or private source, performing research sponsored by any governmental entity or agency or private source, or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could reasonably be expected to adversely affect the Company's rights in such Intellectual Property. To its knowledge, the Company is not aware that any of its officers, employees, consultants, contractors or shareholders is obligated under any contract, including licenses, covenants or commitments of any nature, or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company's business as proposed to be conducted or that would prevent such officers, employees, consultants, contractors or shareholders from assigning inventions to the Company. The Company is not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of any Intellectual Property, with respect to the use thereof or in connection with the conduct of its business or otherwise, except pursuant to licenses or agreements arising from the purchase of "off the shelf" or standard products. The Company is not aware of any violation by a third party of any of the Company's Intellectual Property.

         Section 5.08. MATERIAL CONTRACTS. Except as otherwise incurred as part of the transactions contemplated hereby or as set forth on SCHEDULE 5.08, the Company has no, and is not bound by any, contract, agreement, lease, commitment, or proposed transaction, judgment, order, writ or decree, written or oral, absolute or contingent, other than (a) contracts for the purchase of supplies and services that (i) were entered into in the ordinary course of business, (ii) do not involve more than $10,000 and (iii) do not extend for more than one year beyond the date hereof; or (b) contracts terminable at will by the Company on no more than 30 days' notice without cost or liability to the Company and that (i) do not involve any employment or consulting arrangement and (ii) are not material to the conduct of the Company's business. Each contract disclosed or required to be disclosed on SCHEDULE 5.08 (collectively, the "MATERIAL CONTRACTS") is a legal, valid and binding obligation of the Company, enforceable in accordance with its terms in all material respects, and true and correct copies of the Material Contracts have been provided to the Purchasers that have requested such. To the Company's knowledge, no other party to a Material Contract is currently in breach of any of the material terms thereof. To the Company's knowledge, there is no default or event that, with notice or lapse of time, or both, would conflict with or constitute a breach by the Company of any Material Contract or would result in the creation or imposition of any lien or encumbrance on the Company, or any of the Company's property. The Company has not received notice that any party to any Material Contract intends to cancel, amend or terminate any such Material Contract.

         Section 5.09. LITIGATION. There are no actions, suits, proceedings or investigations pending against the Company or its properties before any court or governmental agency, nor, to the Company's knowledge, is there any threat thereof, which, either in any case or in the aggregate, reasonably would be expected to result in a Material Adverse Effect on the Company, or in any material impairment of the Company's right or ability to carry on its business as now conducted or as proposed to be conducted, or in any material liability on the part of the Company, and none which questions the validity of the Financing Documents or any action taken or to be taken in connection herewith.

         Section 5.10. COMPLIANCE WITH LAWS; PERMITS. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would reasonably be expected to have a Material Adverse Effect on the Company. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would reasonably be expected to have a Material Adverse Effect on the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

         Section 5.11. CHARTER; MINUTE BOOK. The Charter Documents are in the form previously provided to Purchasers or their attorneys or agents. The Company's minute books made available to Purchasers or their attorneys or agents contain a complete summary of all meetings of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

         Section 5.12. INVESTMENT COMPANY ACT. The Company is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         Section 5.13. DISCLOSURE. The Financing Documents do not, and the documents executed by the Company or otherwise furnished by the Company to Purchasers in connection with the transactions contemplated thereby will not, contain any untrue statement of a material fact or, to the Company's knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI
                REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

         Each Purchaser, severally and not jointly, represents and warrants, which representations and warranties shall survive the execution and delivery hereof, to the Company with respect to itself as follows:

         Section 6.01. PURCHASE ENTIRELY FOR OWN ACCOUNT; AUTHORITY. The Note to be acquired by Purchaser will be acquired for investment for Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. Purchaser has not been formed for the specific purpose of acquiring the Note. Purchaser has the full right, power and authority to enter into and perform Purchaser's obligations under this Agreement. All action on Purchaser's part required for the lawful execution and delivery of this Agreement have been taken or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement will constitute a valid and binding obligation of Purchaser enforceable in accordance with its terms, except as limited by (a) laws of general application relating to specific performance, injunctive relief or equitable remedies, and (b) applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditor's rights generally.

         Section 6.02. RESTRICTED SECURITIES. Purchaser understands that the Note has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser's representations as expressed herein. Purchaser understands that the Note is a "restricted security" under applicable federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Note indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

         Section 6.03. NO PUBLIC MARKET. Purchaser understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Note.

         Section 6.04. SUBSTANTIAL RISK. The Note is highly speculative in nature, and Purchaser in this offering faces a substantial risk that Purchaser will lose all or part of its investment, or that Purchaser's investment will generate an inadequate return.

         Section 6.05. LEGENDS. Purchaser understands that the Note and any securities issued in respect thereof or exchange therefore may bear one or all of the legends in substantially the following form:

                  (a) THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE

OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

                  (b) THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO AN EXEMPTION TO SUCH ACT.

                  (c) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the instruments represented by the certificate so legended.

         Section 6.06. ACCREDITED INVESTOR. Purchaser (a) is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act; (b) has the ability to bear the economic risks of Purchaser's prospective investment, including a complete loss of Purchaser's investment in the Note; and (c) has not been offered the Note by any form of advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by such media.

         Section 6.07. REVIEW OF THE COMPANY. The Company has delivered to each Purchaser or its counsel, copies of all documents and other information reasonably requested by such Purchaser in connection with its due diligence review of the Company.

                                   ARTICLE VII
                            COVENANTS OF THE COMPANY

         The Company covenants and agrees with each Purchaser that so long as any amount is outstanding under such Purchaser's Note, then, unless the holders of at least 90% of the aggregate principal amount of the Notes then outstanding shall otherwise consent in writing:

         Section 7.01. USE OF PROCEEDS. The Company shall use the proceeds from the sale of the Notes for completing the Target Acquisition and general working capital purposes arising thereafter.

         Section 7.02. NEGATIVE COVENANTS. The Company shall not take any of the following actions:

                  (a) amend any of the Financing Documents or otherwise alter or change the rights, preferences or privileges of the Notes;

                  (b) create, by reclassification or otherwise, any new debt security having rights, preferences or privileges senior to or on parity with the Notes, unless, in connection therewith, not less than __% of the proceeds of such new debt security is utilized to repay the outstanding principal amount and accrued interest thereon;

                  (c) declare or pay any dividends on or other distribution with respect to any shares of the Company's capital stock, except for the payment in kind dividends payable to the holders of the Series A Convertible Preferred Stock in accordance with Section 5.2(b)(i) of the Company's Certificate of Incorporation;

                  (d) redeem or repurchase any shares of the Company's capital stock or other right to purchase such capital stock, other than a redemption or repurchase upon the termination of an employment, consulting or other relationship with the Company;

                  (e) (i) merge with or into or consolidate with any other corporation, person or entity or engage in any statutory share for share exchange, except for the Target Acquisition, (ii) sell or otherwise dispose of all or substantially all of the Company's properties or assets, or (iii) dissolve, liquidate or wind up the Company;

                  (f) make any loans or incur any indebtedness or other liabilities outside the ordinary course of business that are in the aggregate in excess of $100,000, except as provided for in this Agreement; or

                  (g) enter into any binding agreement to do any of the foregoing.

         Section 7.03. CONFIDENTIAL INFORMATION AND PROPRIETARY RIGHTS AGREEMENT. The Company shall cause each of its current and future employees and consultants to enter into the Company's standard form confidential information and proprietary rights agreement.

         Section 7.04. POST CLOSING COVENANT. The Company shall cause the Target to deliver to the Purchasers within one business day after the Closing of the Target Acquisition a guaranty agreement to be effective immediately after the closing of the Target Acquisition, in form reasonably satisfactory to the Purchasers, guarantying the Company's obligations hereunder, and a security agreement, in form reasonably satisfactory to the Purchasers, granting the Purchasers a first priority security interest in all of the Target's assets, or at Purchasers' election the Target shall otherwise become a direct obligor under the Notes.

                                  ARTICLE XIII
                            RESTRICTIONS ON TRANSFER

         Each Purchaser agrees not to make any disposition of all or any portion of such Purchaser's Note unless and until:

                  (a) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                  (b) (i) The transferee has agreed in writing to be bound by the terms of this Agreement, (ii) such Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (iii) if reasonably requested by the Company in compliance with the last sentence of this subparagraph, such Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances.

                  (c) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Purchaser that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests or to an affiliate of such partnership, (B) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Purchaser, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company or to an affiliate of such limited liability company, or (D) an individual transferring to the Purchaser's family member or trust for the benefit of an individual Holder; PROVIDED that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

                                   ARTICLE IX
                                   TERMINATION

         Section 9.01. TERMINATION. This Agreement may, by notice given on or prior to the Closing Date, in the manner hereinafter provided, be terminated and abandoned at any time prior to the Closing Date:

                  (a) by the Purchasers if there has been a material misrepresentation or a material default or breach by the Company with respect to its representations in this Agreement or any of the other Financing Documents or the due and timely performance of any of the Company's covenants and agreements contained in this Agreement or in any other Financing Document, and any such misrepresentation, default or breach shall not have been cured within 10 business days after receipt by the Company of notice specifying such misrepresentation, default or breach;

                  (b) by the Company if there has been a material misrepresentation or a material default or breach by the Purchasers with respect to their representations in this Agreement or any of the other Financing Documents or the due and timely performance of any of the Purchasers' covenants and agreements contained in this Agreement or in any other Financing Document, and any such misrepresentation, default or breach shall not have been cured within 10 business days after receipt by the Company of notice specifying such misrepresentation, default or breach; or

                  (c) by either the Purchasers or the Company if the Closing has not occurred on or before the earlier of (i) the termination date of the Merger Agreement or (ii) June 30, 2002.

         Section 9.02. EFFECTS OF TERMINATION. In the event this Agreement is terminated pursuant to Section 9.01, all further obligations of the parties hereunder shall terminate, except that nothing in this Section 9.02 shall relieve any party hereto of any liability for breach of this Agreement.

                                    ARTICLE X
                                   PREPAYMENT

         The unpaid principal amount of the Notes may be prepaid in whole or in part at any time or times prior to the expiration of the Term without premium or penalty upon 10 days' prior written notice to each Purchaser. Each prepayment shall be applied first to the payment of all interest and other amounts accrued under the Notes on the date of any such prepayment, and the balance of any such prepayment shall be applied to the principal amount thereunder.

                                   ARTICLE XI
                                EVENTS OF DEFAULT

         In case any one or more Events of Default shall occur, any Purchaser may proceed, in accordance with and subject to the terms of the Security Agreement, to protect and enforce its rights by initiating a suit in equity, action at law, or other appropriate proceedings, whether for the specific performance of any agreement contained herein, in the Note or in the Security Agreement, or for an injunction against a violation of any of the terms or provisions hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law.

                                   ARTICLE XII

                                  MISCELLANEOUS

         Section 12.01. NOTICES. Any notice, request, demand, statement, authorization, approval, consent or acceptance made under the Financing Documents shall be in writing and shall be (a) hand delivered, (b) sent by Federal Express or other reputable overnight courier service, (c) or sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed given (x) when received if hand delivered, sent by Federal Express, or other reputable overnight courier service, or (y) three business days after being postmarked and addressed as follows if sent by registered or certified mail, return receipt requested. Any notice, request, demand, statement, authorization, approval, consent or acceptance shall be sent to the following addresses:

         If to the Company:

                  Syngistix, Inc.
                  5340 South Quebec Street, Suite 300
                  Englewood, Colorado 80111
                  Attention:  Chief Executive Officer
         with a copy (which shall not constitute notice) to:

                  Cooley Godward LLP
                  380 Interlocken Crescent, Suite 900
                  Broomfield, Colorado 80021
                  Attention:  Steven E. Segal, Esq.

         If to a Purchaser, to Purchaser's address as set forth on the attached
         SCHEDULE 1,

         with a copy (which shall not constitute notice) to:

                  Hogan & Hartson L.L.P.
                  1800 Broadway, Suite 200
                  Boulder, Colorado 80302
                  Attention:  Christopher D. Ozeroff, Esq.

Each party may designate a change of address by notice to the other parties, given as provided above at least 15 days before such change of address is to become effective.

         Section 12.02. DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under the Financing Documents, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Purchaser's part of any breach, default or noncompliance under the Financing Documents or any waiver on such party's part of any provisions or conditions of the Financing Documents must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies under the Financing Documents, by law or otherwise afforded to any party shall be cumulative and not alternative.

         Section 12.03. SUCCESSORS AND ASSIGNS. All agreements, covenants, conditions and provisions of this Agreement shall inure to and bind the successors and assigns of the Company, provided, however that the Company may assign this Agreement or any interest herein only upon obtaining the prior written consent of the Purchasers. All agreements, covenants, conditions and provisions of this Agreement shall inure to and bind the successors and assigns of the Purchasers, provided, however that each Purchaser may assign this Agreement or any interest herein (a) to an affiliate of such Purchaser without obtaining the consent of any party, or (b) to any other person who is not an affiliate of such Purchaser only upon obtaining the prior written consent of the other Purchasers.

         Section 12.04. CONSTRUCTION OF AGREEMENT. The titles and headings of the Sections of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of such Sections and shall not be given any consideration in the construction of this Agreement.

         Section 12.05. MODIFICATION. This Agreement may not be modified, amended or terminated, except by an agreement in writing executed by both (a) the Company, and (b) the Purchasers.

         Section 12.06. ENTIRE AGREEMENT. The Financing Documents, the Exhibits and Schedules thereto and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof (superceding all prior agreements and understandings, written or oral, among the parties with respect to the subject matter) and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth therein.

         Section 12.07. SEVERABILITY. If any term, covenant or provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such term, covenant or provision.

         Section 12.08. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Colorado as such laws are applied to agreements between Colorado residents entered into and performed entirely in Colorado.

         Section 12.09. COUNTERPARTS. This Agreement may be delivered via facsimile and may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         Section 12.10. TIME OF ESSENCE. Time is of the essence of this Agreement and all of its provisions.

         Section 12.11. FURTHER CONSENT. The Company acknowledges that nothing in this Agreement or any related document or transaction is intended to or shall affect any rights of any Purchaser that is also a holder of Preferred Stock as a holder of such Preferred Stock.

         Section 12.12. ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any client in any other person.

         Section 12.13. NO BROKERS. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 12.13 being untrue.

         Section 12.14. FURTHER ASSURANCES. The Company, at its expense, will execute and deliver promptly to each Purchaser upon request all such other and further reasonable documents, agreements and instruments in compliance with or pursuant to its covenants and agreements herein, and will make any recordings, file any notices, and obtain any consents as reasonably requested from time to time by the Purchasers.

                                   * * * * * *

         IN WITNESS WHEREOF, the undersigned have executed this Note Purchase Agreement to be effective as of the date first written above.

COMPANY:


SYNGISTIX, INC.

By:
     ------------------------------------------------
Print Name:
             ----------------------------------------
Title:
        ---------------------------------------------


PURCHASERS:


THE ROSER PARTNERSHIP III, SBIC LP

By: Roser Ventures SBIC Limited Liability Company, its general partner


By:
     ------------------------------------------------
Print Name:
             ----------------------------------------
Title:
        ---------------------------------------------



CORE TECHNOLOGY FUND IV, LLC


By:
     ------------------------------------------------
Print Name:
             ----------------------------------------
Title:
        ---------------------------------------------


------------------------------------
[-----------]

                                   SCHEDULE 1

                               LIST OF PURCHASERS

                                    PRINCIPAL

Name and Address:                                            Amount:
-----------------                                            -------

THE ROSER PARTNERSHIP III, SBIC LP                         $ 1,600,000
1105 Spruce Street
Boulder, Colorado 80302
Attention: Christopher W. Roser, Manager

CORE TECHNOLOGY FUND IV, LLC                               $ 8,400,000
1871 Folsom, Suite 106
Boulder, Colorado 80302
Attention: Gary Jacobs

                              TOTALS:                      $10,000,000

                                   EXHIBIT A

                                  FORM OF NOTE

                                   EXHIBIT B

                           FORM OF SECURITY AGREEMENT

                                   EXHIBIT C

                         FORM OF SBIC COMPLIANCE LETTER

                                   EXHIBIT D

                             SCHEDULE OF EXCEPTIONS

                             NOTE PURCHASE AGREEMENT

                        DATED AS OF ____________ __, 2002